Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION

FOR IMMEDIATE RELEASE

Contact

Lisa M. O’Neill

Executive Vice President and Chief Financial Officer

(574) 267-9125

lisa.oneill@lakecitybank.com

Lakeland Financial Reports Record Third Quarter 2020 Performance

Warsaw, Indiana (October 26, 2020) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record quarterly net income of $22.8 million for the three months ended September 30, 2020, an increase of 6% versus $21.5 million for the third quarter of 2019. Diluted earnings per share increased 7% to $0.89 for the third quarter of 2020, versus $0.83 for the third quarter of 2019. This quarterly net income and earnings per share performance both represent quarterly records for the company and its shareholders. On a linked quarter basis, net income increased $3.1 million, or 16%, from the second quarter of 2020, in which the company had net income of $19.7 million, or $0.77, diluted earnings per share. Pretax pre-provision earnings1 were $29.9 million for the third quarter of 2020, an increase of 8%, or $2.3 million, from $27.6 million for the third quarter of 2019. On a linked quarter basis, pretax pre-provision earnings increased 1%, or $285,000, from $29.6 million for the second quarter of 2020.

The company further reported net income of $59.7 million for the nine months ended September 30, 2020 versus $64.8 million for the comparable period of 2019, a decrease of $5.1 million, or 8%. Diluted earnings per share also decreased 8% to $2.33 for the nine months ended September 30, 2020 versus $2.52 for the comparable period of 2019. Pretax pre-provision earnings1 were $87.1 million for the nine months ended September 30, 2020, versus $82.7 million for the comparable period of 2019, an increase of 5%, or $4.3 million.

David M. Findlay, President and Chief Executive Officer commented, “The Lake City Bank team is particularly proud of this record quarterly performance in a very tumultuous environment. We’ve remained focused, despite the negative impact of the COVID-19 crisis, on taking care of our clients and our communities. Thanks to strong performances from our Commercial Banking, Wealth Advisory and Retail Banking teams, we weathered the third quarter challenges well.”

Financial Performance – Third Quarter 2020

Third Quarter 2020 versus Third Quarter 2019 highlights:

•	Return on average equity of 14.36%, compared to 14.78%
•	Return on average assets of 1.64%, compared to 1.72%
•	Loan growth of $567 million, or 14%
•	Paycheck Protection Program (PPP) loans of $558 million
•	Core deposit growth of $572 million, or 14%
•	Noninterest bearing demand deposit account growth of $410 million, or 40%
•	Net interest income increase of $368,000, or 1%
•	Noninterest income increase of $2.4 million, or 22%
•	Revenue growth of $2.7 million, or 5%
•	Provision for loan losses of $1.8 million compared to $1.0 million, an increase of $750,000 or 75%
•	Noninterest expense increase of $388,000, or 2%
•	Pretax pre-provision earnings[1] increase of $2.3 million, or 8%
•	Average total equity increase of $55 million, or 10%

1 Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures”

Third Quarter 2020 versus Second Quarter 2020 highlights:

•	Return on average equity of 14.36%, compared to 12.92%
•	Return on average assets of 1.64%, compared to 1.45%
•	Loan growth, excluding PPP loans, of $96 million, or 2%
•	Core deposit growth of $123 million, or 3%
•	Net interest income increase of $385,000, or 1%
•	Noninterest income increase of $1.9 million, or 17%
•	Revenue growth of $2.3 million, or 5%
•	Provision for loan losses of $1.8 million compared to $5.5 million, a decrease of $3.7 million, or 68%
•	Noninterest expense increase of $2.0 million, or 10%
•	Pretax pre-provision earnings[1] increase of $285,000, or 1%
•	Average total equity increase of $18.7 million, or 3%

Return on average total equity for the third quarter of 2020 was 14.36%, compared to 14.78% in the third quarter of 2019 and 12.92% in the linked second quarter of 2020. Return on average total equity for the first nine months of 2020 was 12.96%, compared to 15.68% in the same period of 2019. Return on average assets for the third quarter of 2020 was 1.64%, compared to 1.72% in the third quarter of 2019 and 1.45% in the linked second quarter of 2020. Return on average assets for the first nine months of 2020 was 1.50% compared to 1.76% in the same period of 2019. The company’s total capital as a percent of risk-weighted assets was 14.90% at September 30, 2020, compared to 14.78% at September 30, 2019 and 14.93% at June 30, 2020. The company’s tangible common equity to tangible assets ratio1 was 11.41% at September 30, 2020, compared to 11.74% at September 30, 2019 and 11.35% at June 30, 2020.

Findlay added, “Our operating performance during the quarter further strengthens our fortress balance sheet, and we believe it provides ample capacity to support our dividend to shareholders. “

As announced on October 13, 2020, the board of directors approved a cash dividend for the third quarter of $0.30 per share, payable on November 5, 2020, to shareholders of record as of October 25, 2020. The third quarter dividend per share of $0.30 is unchanged from the dividend per share paid in the second quarter of 2020.

During the first quarter of 2020, the company repurchased 289,101 shares of its common stock for $10 million at a weighted average price per share of $34.63. Share repurchases under the repurchase plan were suspended in March with $20 million of authorization remaining available under the plan. No shares were repurchased under the plan during the second or third quarters of 2020. The company continues to evaluate the share repurchase program pursuant to its previously established criteria for execution.

1 Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures”

Average total loans for the third quarter of 2020 were $4.56 billion, an increase of $541.0 million, or 13%, versus $4.02 billion for the third quarter 2019. PPP average loans were $557.3 million during the third quarter 2020. Excluding PPP loans, average loans were $4.00 billion compared to $4.02 billion for the third quarter of 2019, a decrease of $16.3 million. On a linked quarter basis, average total loans grew $96.4 million, or 2%, from $4.46 billion for the second quarter of 2020. Average loans excluding PPP loans decreased by $3.1 million, on a linked quarter basis.

Total loans outstanding grew $566.7 million, or 14%, from $4.02 billion as of September 30, 2019 to $4.59 billion as of September 30, 2020. PPP loans outstanding were $557.9 million as of September 30, 2020. Total loans excluding PPP loans increased by $8.9 million, as of September 30, 2020 as compared to September 30, 2019. On a linked quarter basis, total loans excluding PPP loans were $4.0 billion, an increase of $96.2 million, or 2%, as of September 30, 2020 as compared to the second quarter of 2020.

Findlay observed, “The Paycheck Protection Program has been beneficial for our clients on multiple levels. It has strengthened our borrowers’ balance sheets and improved their operating performance. Further, It has provided a valuable cash injection for all of our clients who participated in the program. Yet, in conjunction with the uncertain economic conditions, it has contributed to a reduction in usage of available credit facilities by clients. Given these factors, we are very pleased with nearly $100 million of loan growth in the third quarter.”

The Small Business Administration (SBA) and the United States Treasury Department formally announced the PPP on March 31, 2020 as part of the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act). During the third quarter 2020, $3.2 million of additional PPP loans were funded representing 122 loan applications. The yield on all PPP loans was 2.35% for the third quarter of 2020, which reflects the combined impact of the 1.00% interest rate on PPP loans and net PPP loan fee accretion.

Findlay continued, “We have shifted from our focus on PPP loan originations during the second quarter to preparation for PPP loan forgiveness applications in the third quarter. We stand ready to support our PPP borrowers through this next step in the process. Unfortunately, the process is a burdensome one for many of our clients and we will continue to work with them to expedite these applications.”

Average total deposits were $4.74 billion for the third quarter of 2020, an increase of $470.0 million, or 11%, versus $4.27 billion for the third quarter of 2019. On a linked quarter basis, average total deposits increased by $40.8 million, or 1%. Total deposits grew $484.6 million, or 11%, from $4.28 billion as of September 30, 2019 to $4.77 billion as of September 30, 2020. On a linked quarter basis, total deposits increased by $124.5 million, or 3%, from $4.64 billion as of June 30, 2020.

Importantly, core deposits, which exclude brokered deposits, increased $571.6 million, or 14%, from $4.17 billion at September 30, 2019 to $4.74 billion at September 30, 2020 due to growth in commercial deposits of $496.5 million or 38% and growth in retail deposits of $144.4 million, or 9%, offset by decreases in public fund deposits of $69.3 million, or 5%. On a linked quarter basis core deposits increased by $122.9 million or 3% at September 30, 2020 as compared to June 30, 2020. PPP loan proceeds to borrowers continued to impact the increase in deposits during the quarter as loan proceeds were deposited into borrower checking accounts at the bank. Management expects demand deposit balances to decrease over time as PPP loan proceeds are deployed by borrowers for payroll and other business operating needs.

The company’s net interest margin decreased 33 basis points to 3.05% for the third quarter of 2020 compared to 3.38% for the third quarter of 2019. The lower margin in the third quarter of 2020 as compared to the prior year period was due to lower yields on loans and securities, partially offset by a lower cost of funds, driven by the Federal Reserve Bank decreasing the target Federal Funds Rate by 225 basis points since the second half of 2019, inclusive of two Federal Reserve Bank emergency cuts to the Federal Funds Rate during March 2020. The two emergency cuts reduced the Federal Funds Rate by 150 basis points and brought the Federal Funds Rate back to the zero-bound range of 0.00% to 0.25%. The third quarter net interest margin was impacted by the lower yield on the PPP loan portfolio. The company’s net interest margin excluding PPP loans1 was 12 basis points higher at 3.17% and reflects a 21 basis point decline from 3.38% the third quarter of 2019. Linked quarter net interest margin excluding PPP loans was unchanged at 3.17% for the second and third quarters of 2020. Earning asset yields declined by 11 basis points and cost of funds declined by 11 basis points, as well.

Net interest income increased by $368,000, or 1%, for the three months ended September 30, 2020 as compared to the three months ended September 30, 2019. On a linked quarter basis, net interest income increased $385,000, or 1%, from the second quarter of 2020.

For the nine months ended September 30, 2020, the company’s net interest margin decreased 24 basis points to 3.16% compared to 3.40% for the nine months ended September 30, 2019. The company’s net interest margin excluding PPP loans1 was 3.22% for the nine months ended September 30, 2020, which was 18 basis points lower than net interest margin for the nine months ended September 30, 2019. Net interest income increased by $2.1 million, or 2%, for the nine months ended September 30, 2020 as compared to the first nine months of 2019 due to significant loan and core deposit growth offset by margin compression.

Pursuant to the incurred loan loss methodology, the company recorded a provision for loan losses of $1.8 million in the third quarter of 2020, compared to $1.0 million in the third quarter of 2019, an increase of $750,000. On a linked quarter basis, the provision decreased by $3.8 million from $5.5 million in the second quarter of 2020. The company recorded a provision for loan losses of $13.9 million in the nine months ended September 30, 2020 compared to $3.0 million for the comparable period of 2019. The higher provision in 2020 was driven by the potential negative impact to the company’s borrowers as a result of the economic conditions resulting from the COVID-19 pandemic. The company’s loan loss reserve to total loans was 1.32% at September 30, 2020 versus 1.26% at September 30, 2019 and 1.31% at June 30, 2020. The company’s loan loss reserve to total loans excluding PPP loans1 was 1.51% at September 30, 2020 an increase from 1.26% at September 30, 2019 and 1.50% at June 30, 2020. PPP loans are guaranteed by the United States SBA and have not been allocated for within the allowance for loan losses. As permitted by the CARES Act, the company elected to defer its application of FASB’s new rule covering the Current Expected Credit Loss (CECL) standard. The company will continue to monitor developments related to CECL adoption and anticipates adopting the standard during the fourth quarter of 2020. The CECL Day 1 impact is estimated to result in a $7.7 million increase to the allowance for credit losses.

Net charge offs in the third quarter of 2020 were $23,000 versus net charge-offs of $936,000 in the third quarter of 2019 and net charge offs of $90,000 during the linked second quarter of 2020. Annualized net charge offs to average loans were 0.00% for the third quarter of 2020 versus 0.09% for the third quarter of 2019, and 0.01% for the linked second quarter of 2020. On a year-to-date basis, net charge offs to average loans were 0.12% compared to 0.03% for both the first nine months of 2020 and the first nine months of 2019.

1 Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures”

Nonperforming assets decreased $5.5 million, or 28%, to $13.8 million as of September 30, 2020 versus $19.3 million as of September 30, 2019. On a linked quarter basis, nonperforming assets decreased $1.3 million, or 9%, versus the $15.1 million reported as of June 30, 2020. The ratio of nonperforming assets to total assets at September 30, 2020 decreased to 0.25% from 0.39% at September 30, 2019 and decreased from 0.28% at June 30, 2020 on a linked quarter basis. Total impaired and watch list loans increased by $18.5 million, or 9%, to $221.3 million at September 30, 2020 versus $202.8 million as of September 30, 2019. On a linked quarter basis, total impaired and watch list loans increased by $13.1 million, or 6%, from $208.2 million at June 30, 2020. The increase in total impaired and watch list loans was due primarily to an increase in non-impaired watch list credits. Impaired watch list loans decreased by $5.6 million, or 20%, to $22.5 million at September 30, 2020 versus September 30, 2019. On a linked quarter basis, impaired watch list loans decreased by $1.5 million, or 6%, from $24.0 million at June 30, 2020 due primarily to a reduction in loans outstanding.

“We are in an interesting environment from an asset quality perspective. Our relatively stable asset quality metrics reflect our confidence in the status of our borrowers, but we continue to be concerned about the uncertainty in the future. We will continue to monitor closely those sectors that appear to be most impacted by this crisis, as well as our broader watch list. Many of our borrowers continue to face difficult operating environments and while we are cautiously optimistic today, this recession could present future asset quality issues,” Findlay said. “We will likely implement the CECL allowance for credit losses standard in the fourth quarter of 2020 and we expect that this implementation will further augment our healthy allowance coverage ratios.”

The company’s noninterest income increased $2.4 million, or 22%, to $13.1 million for the third quarter of 2020, compared to $10.8 million for the third quarter of 2019. Noninterest income was positively impacted by a $2.1 million increase in interest rate swap fee income, a $369,000 increase, or 58% growth, in mortgage banking income and a $194,000 increase, or 11% growth, in wealth management fees over the prior year third quarter. Bank owned life insurance income increased $417,000, or 81%, primarily due to a variable bank owned life insurance product that contains equity-based investments. Net securities gains increased $308,000 due to repositioning of the available-for-sale securities portfolio. Offsetting these increases were decreases of $1.2 million, or 32%, in service charges on deposit accounts driven by lower treasury management fees and lower transaction-based fees. Overdraft fee income, which is included in service charges on deposit accounts, declined by $344,000, or 36%, during the third quarter as compared to the prior year third quarter.

Noninterest income increased by $1.9 million, or 17%, on a linked quarter basis to $13.1 million. The linked quarter increase resulted primarily from an increase in interest rate swap fee income of $834,000 as well as increases in service charges on deposit accounts of $302,000 due primarily to increased overdraft fees. Offsetting these increases was a $349,000 decline in mortgage banking income during the quarter.

The company’s noninterest income increased $1.2 million, or 3%, to $35.1 million for the nine months ended September 30, 2020 compared to $33.9 million in the prior year period. Noninterest income was positively impacted by a $3.3 million increase, or 385% growth, in swap fee income generated from commercial lending transactions, a $1.7 million increase, or 134%, growth in mortgage banking income, and a $592,000 increase, or 12% growth, in wealth management fees over the corresponding prior year period. The credit valuation adjustments on interest rate swaps, which is included in other income, increased noninterest income by $1.2 million in the nine months ended September 30, 2020 compared to the corresponding prior year period. Noninterest income was negatively impacted by a $5.3 million, or 42%, decrease in service charges on deposit accounts. Service charges on deposit accounts for the nine months ended September 30, 2019, included $4.5 million of fees from a former commercial treasury management customer.

Findlay commented, “Our teams in Mortgage Banking, Wealth Advisory and Commercial Banking have all experienced healthy growth in fee-based services in 2020. We are particularly pleased with our interest rate swap fee income as it reflects a strong partnership between our Commercial Banking and Treasury units. In a difficult interest rate environment, overall fee generation has been a nice offset to net interest margin compression.”

The company’s noninterest expense increased $388,000, or 2%, to $23.1 million in the third quarter of 2020, compared to $22.7 million in the third quarter of 2019. FDIC insurance and regulatory fees increased $803,000 as all FDIC deposit insurance credits due to the company were received by the end of the first quarter of 2020. Data processing fees increased $405,000, or 15%, driven by the company’s continued investment in customer focused, technology-based solutions and ongoing cybersecurity and data management enhancements. Offsetting these increases were decreases in corporate and business development of $413,000, or 41%, due to reduced business development and training expense, which is deemed temporary due to the pandemic.

On a linked quarter basis, noninterest expense increased by $2.0 million, or 10%, to $23.1 million. Salaries and employee benefits increased by $1.3 million due primarily to reduced deferred loan origination costs and increased health insurance expense. During the third quarter of 2020, deferred loan origination costs of $467,000 decreased from $889,000 on a linked quarter basis. Other expense increased by $407,000 on a linked quarter basis due primarily to the semi-annual payment of Board of Director fees that are paid in January and July of each year. In addition, professional fees increased by $253,000 due primarily to legal and project implementation fees.

The company’s noninterest expense decreased by $1.0 million, or 2%, to $66.3 million in the first nine months of 2020 compared to $67.3 million in the corresponding prior year period. The decrease was driven by corporate and business development, which decreased $1.1 million, or 31%, due to reduced business development and training expense. Salaries and employee benefits decreased by $843,000, or 2%, primarily due to lower long-term incentive-based compensation expense. Offsetting the decreases were increases of $1.1 million, or 15%, in data processing fees and supplies. In addition, FDIC insurance and other regulatory fees increased $658,000, or 116%, as insurance assessment credits have expired.

The company’s efficiency ratio was 43.6% for the third quarter of 2020, compared to 45.2% for the third quarter of 2019 and 41.6% for the linked second quarter of 2020. The company’s efficiency ratio decreased to 43.2% for the nine months ended September 30, 2020 compared to 44.9% in the prior year period due to revenue growth outpacing expense growth during 2020.

COVID-19 Crisis Management

The company reopened all its branch lobbies on June 15, 2020. During the third quarter most of all company employees returned to the workplace in a Lake City Bank facility. The company invested in personal protective equipment, installed protective barriers and enhanced social distancing measures in order to prioritize the safety of bank customers and employees. These investments have totaled approximately $500,000 since the pandemic began. The company will keep all safety protocols in place until it determines that the public health risks posed by COVID-19 no longer require them.

Active Management of Credit Risk

The company’s Commercial Banking and Credit Administration leadership continues to review and refine the list of industries that the company believes are most likely to be materially impacted by the potential economic impact resulting from the COVID-19 pandemic. The current assessment includes a smaller group of industries as compared to the initial list of potentially affected industries disclosed in the company’s April 27, 2020 first quarter and July 27, 2020 second quarter press releases. The company’s current list of industries under review represents approximately 5.7%, or $228 million, of the total loan portfolio versus $765 million, or 18.7%, as of April 27, 2020 and $261 million, or 6.6% as of July 27, 2020, excluding PPP loans. The following industries are included in the 5.7% along with their respective percentage of the loan portfolio: hotel and accommodations – 2.5%, dairy – 1.1%, education – 0.9%, entertainment and recreation – 0.8% and full-service restaurants – 0.4%. The company has no direct exposure to oil and gas and limited exposure to retail shopping centers.

The company’s commercial loan portfolio is highly diversified, and no industry sector represents more than 8% of the bank’s loan portfolio as of September 30, 2020. Agri-business and agricultural loans represented the highest specific industry concentration at 7% of total loans. The company’s Commercial Banking and Credit Administration teams continue to actively work with customers to understand their business challenges and credit needs during this time.

COVID-19 Related Loan Deferrals

As detailed below, loan deferrals peaked on June 17, 2020, at $737 million, which represented 16% of the total loan portfolio. As of October 21, 2020, total deferrals attributable to COVID-19 were $110 million, representing 63 borrowers, or 2% of the total loan portfolio. Total deferrals as of October 21, 2020 represented a decline in deferral balances of 85% from the peak levels. Of the $110 million, 37 were commercial loan borrowers representing $107 million in loans, or 3% of total commercial loans and 26 were retail loan borrowers representing $3 million, or 1% of total retail loans. All COVID-19 related loan deferrals remain on accrual status, as each deferral is evaluated individually, and management has determined that all contractual cashflows are collectable at this time.

As of October 21, 2020, 38 borrowers with loans outstanding of $70 million were in their second deferral period, most of which were additional 90 day deferrals. Additionally, 17 borrowers with loans outstanding of $32 million were in their third deferral period. Of the third deferral borrowers, four represented 87% of the third deferral population and were commercial real estate nonowner occupied loans supported by adequate collateral and personal guarantors and consist of loans to the hotel and accommodation industry.

The company’s retail loan portfolio is comprised of 1-4 family mortgage loans, home equity lines of credit and other direct and indirect installment loans. A third-party vendor manages the company’s retail and commercial credit card program and the company does not have any balance sheet exposure with respect to this program except for nominal recourse on limited commercial card accounts.

Total Loan Deferrals
	Peak June 17, 2020	June 30, 2020	September 30, 2020	October 21, 2020	% change from Peak
Borrowers	487	384	102	63	-87%
Amount (in millions)	$737	$653	$158	$110	-85%
% of Total Loan Portfolio	16%	15%	3%	2%	NA

Total Commercial Loan Deferrals
	Peak June 17, 2020	June 30, 2020	September 30, 2020	October 21, 2020	% change from Peak
Borrowers	351	322	71	37	-89%
Amount (in millions)	$730	$647	$155	$107	-85%
% of Commercial Loan Portfolio	18%	16%	4%	3%	NA

Total Retail Loan Deferrals
	Peak June 17, 2020	June 30, 2020	September 30, 2020	October 21, 2020	% change from Peak
Borrowers	136	62	31	26	-81%
Amount (in millions)	$7	$6	$3	$3	-57%
% of Retail Loan Portfolio	2%	1%	1%	1%	NA

Paycheck Protection Program

During the third quarter, the company continued to fund PPP loans for its customers. In addition, the bank has engaged a third-party Fintech technology partner to assist the bank and its customers to automate the forgiveness application process. The software solution provides tools to facilitate communications with borrowers, gathering of information securely, calculation of forgiveness amounts and electronic transmission to the SBA for approval. The company is utilizing a phased approach for the forgiveness application process and has begun to process forgiveness applications for borrowers. As of October 21, 2020, Lake City Bank had 2,409 PPP loans outstanding representing $561.8 million in loan balances. Most of the PPP loans are for existing customers and 51% of the number of PPP loans are for amounts less than $50,000. As of October 21, 2020, the bank submitted 36 loan forgiveness applications to the SBA in the amount of $51 million, which represented 9% of total PPP loans outstanding. The SBA has not yet approved any forgiveness applications submitted by the bank.

Liquidity Preparedness

Throughout the COVID-19 crisis, the company has monitored liquidity preparedness. Critical to this effort has been the monitoring of commercial and retail borrowers’ line of credit utilization. The company’s commercial and retail line of credit utilization at both September 30, 2020 and June 30, 2020 was 41% versus 48% at March 31, 2020 and 46% at December 31, 2019. The company has a long-standing liquidity plan in place that ensures that appropriate liquidity resources are available to fund the balance sheet.

Lakeland Financial Corporation is a $5.6 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank, its single bank subsidiary, is the sixth largest bank headquartered in the state and the largest bank 100% invested in Indiana. Lake City Bank operates 50 offices in Northern and Central Indiana, delivering technology-driven and client-centric financial services solutions to individuals and businesses.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under “LKFN.” In addition to the results presented in accordance with generally accepted accounting principles in the United States, this earnings release contains certain non-GAAP financial measures. The company believes that providing non-GAAP financial measures provides investors with information useful to understanding the company’s financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible common equity” which is “total equity” excluding intangible assets, net of deferred tax, and “tangible assets” which is “total assets” excluding intangible assets, net of deferred tax. A reconciliation of these non-GAAP measures to the most comparable GAAP equivalents is included in the attached financial tables where the non-GAAP measures are presented.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of the COVID-19 pandemic, including its effects on our customers, local economic conditions, our operations and vendors, and the responses of federal, state and local governmental authorities, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q.

LAKELAND FINANCIAL CORPORATION

THIRD QUARTER 2020 FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
	Sep. 30,	Jun. 30,	Sep. 30,	Sep. 30,	Sep. 30,
(Unaudited – Dollars in thousands, except per share data)	2020	2020	2019	2020	2019
END OF PERIOD BALANCES
Assets	$5,551,108	$5,441,092	$4,948,155	$5,551,108	$4,948,155
Deposits	4,767,954	4,643,427	4,283,390	4,767,954	4,283,390
Brokered Deposits	29,703	28,052	116,698	29,703	116,698
Core Deposits (3)	4,738,251	4,615,375	4,166,692	4,738,251	4,166,692
Loans	4,589,924	4,490,532	4,023,221	4,589,924	4,023,221
Paycheck Protection Program (PPP) Loans	557,851	554,636	0	557,851	0
Allowance for Loan Losses	60,747	59,019	50,628	60,747	50,628
Total Equity	636,839	620,892	584,436	636,839	584,436
Goodwill net of deferred tax assets	3,794	3,789	3,799	3,794	3,799
Tangible Common Equity (1)	633,045	617,103	580,657	633,045	580,657
AVERAGE BALANCES
Total Assets	$5,520,861	$5,454,608	$4,941,503	$5,314,956	$4,928,396
Earning Assets	5,282,569	5,212,985	4,698,937	5,078,509	4,625,820
Investments - available-for-sale	637,523	621,134	614,784	625,887	601,098
Loans	4,556,812	4,460,411	4,015,773	4,359,522	3,965,397
Paycheck Protection Program (PPP) Loans	557,290	457,757	0	339,149	0
Total Deposits	4,737,671	4,696,832	4,267,708	4,546,897	4,220,248
Interest Bearing Deposits	3,336,268	3,335,189	3,306,638	3,294,785	3,296,995
Interest Bearing Liabilities	3,433,326	3,421,041	3,356,436	3,393,274	3,408,767
Total Equity	630,978	612,313	575,865	615,910	552,965
INCOME STATEMENT DATA
Net Interest Income	$39,913	$39,528	$39,545	$118,295	$116,165
Net Interest Income-Fully Tax Equivalent	40,523	40,124	40,084	120,091	117,716
Provision for Loan Losses	1,750	5,500	1,000	13,850	2,985
Noninterest Income	13,115	11,169	10,765	35,061	33,878
Noninterest Expense	23,125	21,079	22,737	66,293	67,302
Net Income	22,776	19,670	21,454	59,745	64,849
Pretax Pre-Provision Earnings (1)	29,903	29,618	27,573	87,063	82,741
PER SHARE DATA
Basic Net Income Per Common Share	$0.89	$0.77	$0.84	$2.34	$2.54
Diluted Net Income Per Common Share	0.89	0.77	0.83	2.33	2.52
Cash Dividends Declared Per Common Share	0.30	0.30	0.30	0.90	0.86
Dividend Payout	33.71%	38.96%	36.14%	38.63%	34.13%
Book Value Per Common Share (equity per share issued)	25.05	24.43	22.81	25.05	22.81
Tangible Book Value Per Common Share (1)	24.90	24.28	22.66	24.90	22.66
Market Value – High	53.00	47.49	47.46	53.00	49.20
Market Value – Low	39.38	33.92	41.26	30.49	39.78
Basic Weighted Average Common Shares Outstanding	25,418,712	25,412,014	25,622,338	25,484,329	25,576,740
Diluted Weighted Average Common Shares Outstanding	25,487,302	25,469,680	25,796,696	25,618,401	25,745,029
KEY RATIOS
Return on Average Assets	1.64%	1.45%	1.72%	1.50%	1.76%
Return on Average Total Equity	14.36	12.92	14.78	12.96	15.68
Average Equity to Average Assets	11.43	11.23	11.65	11.59	11.22
Net Interest Margin	3.05	3.10	3.38	3.16	3.40
Net Interest Margin, Excluding PPP Loans (1)	3.17	3.17	3.38	3.22	3.40
Efficiency (Noninterest Expense / Net Interest Income plus Noninterest Income)	43.61	41.58	45.19	43.23	44.86
Tier 1 Leverage (2)	11.07	10.84	12.07	11.07	12.07
Tier 1 Risk-Based Capital (2)	13.65	13.68	13.62	13.65	13.62
Common Equity Tier 1 (CET1) (2)	13.65	13.68	12.94	13.65	12.94
Total Capital (2)	14.90	14.93	14.78	14.90	14.78
Tangible Capital (1) (2)	11.41	11.35	11.74	11.41	11.74
ASSET QUALITY
Loans Past Due 30 - 89 Days	$1,106	$683	$922	$1,106	$922
Loans Past Due 90 Days or More	19	19	306	19	306
Non-accrual Loans	13,478	14,779	18,657	13,478	18,657
Nonperforming Loans (includes nonperforming TDRs)	13,497	14,798	18,963	13,497	18,963
Other Real Estate Owned	316	316	316	316	316
Other Nonperforming Assets	0	0	7	0	7
Total Nonperforming Assets	13,813	15,114	19,286	13,813	19,286
Performing Troubled Debt Restructurings	5,658	5,772	5,975	5,658	5,975
Nonperforming Troubled Debt Restructurings (included in nonperforming loans)	6,547	7,582	3,422	6,547	3,422
Total Troubled Debt Restructurings	12,205	13,354	9,397	12,205	9,397
Impaired Loans	22,484	23,987	28,070	22,484	28,070
Non-Impaired Watch List Loans	198,851	184,203	174,768	198,851	174,768
Total Impaired and Watch List Loans	221,335	208,190	202,838	221,335	202,838
Gross Charge Offs	305	411	1,221	4,565	1,589
Recoveries	282	321	285	809	779
Net Charge Offs/(Recoveries)	23	90	936	3,756	810
Net Charge Offs/(Recoveries) to Average Loans	0.00%	0.01%	0.09%	0.12%	0.03%
Loan Loss Reserve to Loans	1.32%	1.31%	1.26%	1.32%	1.26%
Loan Loss Reserve to Loans, Excluding PPP Loans (1)	1.51%	1.50%	1.26%	1.51%	1.26%
Loan Loss Reserve to Nonperforming Loans	450.09%	398.83%	266.98%	450.09%	266.98%
Loan Loss Reserve to Nonperforming Loans and Performing TDRs	317.13%	286.92%	203.02%	317.13%	203.02%
Nonperforming Loans to Loans	0.29%	0.33%	0.47%	0.29%	0.47%
Nonperforming Assets to Assets	0.25%	0.28%	0.39%	0.25%	0.39%
Total Impaired and Watch List Loans to Total Loans	4.82%	4.64%	5.04%	4.82%	5.04%
Total Impaired and Watch List Loans to Total Loans, Excluding PPP Loans (1)	5.49%	5.29%	5.04%	5.49%	5.04%
OTHER DATA
Full Time Equivalent Employees	571	574	561	571	561
Offices	50	50	50	50	50

(1) Non-GAAP financial measure - see "Reconciliation of Non-GAAP Financial Measures"
(2) Capital ratios for September 30, 2020 are preliminary until the Call Report is filed.
(3) Core deposits equals deposits less brokered deposits

CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

	September 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Cash and due from banks	$69,106	$68,605
Short-term investments	59,975	30,776
Total cash and cash equivalents	129,081	99,381

Securities available-for-sale (carried at fair value)	644,034	608,233
Real estate mortgage loans held-for-sale	10,097	4,527

Loans, net of allowance for loan losses of $60,747 and $50,652	4,529,177	4,015,176

Land, premises and equipment, net	60,309	60,365
Bank owned life insurance	84,919	83,848
Federal Reserve and Federal Home Loan Bank stock	13,772	13,772
Accrued interest receivable	18,447	15,391
Goodwill	4,970	4,970
Other assets	56,302	41,082
Total assets	$5,551,108	$4,946,745

LIABILITIES
Noninterest bearing deposits	$1,420,853	$983,307
Interest bearing deposits	3,347,101	3,150,512
Total deposits	4,767,954	4,133,819

Borrowings
Federal Home Loan Bank advances	75,000	170,000
Miscellaneous borrowings	10,500	0
Total borrowings	85,500	170,000

Accrued interest payable	6,303	11,604
Other liabilities	54,512	33,222
Total liabilities	4,914,269	4,348,645

STOCKHOLDERS' EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,708,915 shares issued and 25,236,371 outstanding as of September 30, 2020
25,623,016 shares issued and 25,444,275 outstanding as of December 31, 2019	114,011	114,858
Retained earnings	512,041	475,247
Accumulated other comprehensive income	25,224	12,059
Treasury stock at cost (472,544 shares as of September 30, 2020, 178,741 shares as of December 31, 2019)	(14,526)	(4,153)
Total stockholders' equity	636,750	598,011
Noncontrolling interest	89	89
Total equity	636,839	598,100
Total liabilities and equity	$5,551,108	$4,946,745

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
NET INTEREST INCOME
Interest and fees on loans
Taxable	$42,056	$50,139	$130,759	$149,094
Tax exempt	104	234	542	720
Interest and dividends on securities
Taxable	1,577	2,209	5,419	6,956
Tax exempt	2,198	1,819	6,237	5,171
Other interest income	44	368	292	957
Total interest income	45,979	54,769	143,249	162,898

Interest on deposits	5,941	14,692	24,324	44,131
Interest on borrowings
Short-term	51	113	458	1,295
Long-term	74	419	172	1,307
Total interest expense	6,066	15,224	24,954	46,733

NET INTEREST INCOME	39,913	39,545	118,295	116,165

Provision for loan losses	1,750	1,000	13,850	2,985

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	38,163	38,545	104,445	113,180

NONINTEREST INCOME
Wealth advisory fees	1,930	1,736	5,594	5,002
Investment brokerage fees	421	386	1,148	1,300
Service charges on deposit accounts	2,491	3,654	7,452	12,791
Loan and service fees	2,637	2,518	7,470	7,403
Merchant card fee income	670	690	1,933	1,982
Bank owned life insurance income	932	515	1,476	1,246
Interest rate swap fee income	2,143	77	4,105	847
Mortgage banking income	1,005	636	2,945	1,256
Net securities gains	314	6	363	94
Other income	572	547	2,575	1,957
Total noninterest income	13,115	10,765	35,061	33,878

NONINTEREST EXPENSE
Salaries and employee benefits	12,706	12,478	35,696	36,539
Net occupancy expense	1,404	1,351	4,336	4,000
Equipment costs	1,369	1,385	4,216	4,143
Data processing fees and supplies	3,025	2,620	8,736	7,619
Corporate and business development	586	999	2,324	3,376
FDIC insurance and other regulatory fees	554	(249)	1,224	566
Professional fees	1,306	1,479	3,506	3,487
Other expense	2,175	2,674	6,255	7,572
Total noninterest expense	23,125	22,737	66,293	67,302

INCOME BEFORE INCOME TAX EXPENSE	28,153	26,573	73,213	79,756
Income tax expense	5,377	5,119	13,468	14,907
NET INCOME	$22,776	$21,454	$59,745	$64,849

BASIC WEIGHTED AVERAGE COMMON SHARES	25,418,712	25,622,338	25,484,329	25,576,740
BASIC EARNINGS PER COMMON SHARE	$0.89	$0.84	$2.34	$2.54
DILUTED WEIGHTED AVERAGE COMMON SHARES	25,487,302	25,796,696	25,618,401	25,745,029
DILUTED EARNINGS PER COMMON SHARE	$0.89	$0.83	$2.33	$2.52

LAKELAND FINANCIAL CORPORATION

LOAN DETAIL

THIRD QUARTER 2020

(unaudited, in thousands)

	September 30,		June 30,		December 31,		September 30,
	2020		2020		2019		2019
Commercial and industrial loans:
Working capital lines of credit loans	$592,560	12.9%	$568,621	12.6%	$709,849	17.5%	$730,557	18.2%
Non-working capital loans	1,256,853	27.3	1,238,556	27.5	717,019	17.6	701,773	17.4
Total commercial and industrial loans	1,849,413	40.2	1,807,177	40.1	1,426,868	35.1	1,432,330	35.6

Commercial real estate and multi-family residential loans:
Construction and land development loans	393,101	8.5	359,948	8.0	287,641	7.1	319,420	7.9
Owner occupied loans	619,820	13.5	576,213	12.8	573,665	14.1	556,536	13.8
Nonowner occupied loans	567,674	12.3	554,572	12.3	571,364	14.0	545,444	13.5
Multifamily loans	279,713	6.1	290,566	6.4	240,652	5.9	259,408	6.5
Total commercial real estate and multi-family residential loans	1,860,308	40.4	1,781,299	39.5	1,673,322	41.1	1,680,808	41.7

Agri-business and agricultural loans:
Loans secured by farmland	150,503	3.2	153,774	3.4	174,380	4.3	176,024	4.4
Loans for agricultural production	187,651	4.1	198,277	4.4	205,151	5.0	153,943	3.8
Total agri-business and agricultural loans	338,154	7.3	352,051	7.8	379,531	9.3	329,967	8.2

Other commercial loans	97,533	2.1	110,833	2.5	112,302	2.8	100,100	2.5
Total commercial loans	4,145,408	90.0	4,051,360	89.9	3,592,023	88.3	3,543,205	88.0

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	170,671	3.7	169,897	3.8	177,227	4.4	187,404	4.6
Open end and junior lien loans	170,867	3.7	174,300	3.9	186,552	4.6	191,597	4.8
Residential construction and land development loans	11,012	0.3	11,164	0.2	12,966	0.3	11,774	0.3
Total consumer 1-4 family mortgage loans	352,550	7.7	355,361	7.9	376,745	9.3	390,775	9.7

Other consumer loans	105,285	2.3	98,667	2.2	98,617	2.4	90,631	2.3
Total consumer loans	457,835	10.0	454,028	10.1	475,362	11.7	481,406	12.0
Subtotal	4,603,243	100.0%	4,505,388	100.0%	4,067,385	100.0%	4,024,611	100.0%
Less: Allowance for loan losses	(60,747)		(59,019)		(50,652)		(50,628)
Net deferred loan fees	(13,319)		(14,856)		(1,557)		(1,390)
Loans, net	$4,529,177		$4,431,513		$4,015,176		$3,972,593

LAKELAND FINANCIAL CORPORATION

DEPOSITS AND BORROWINGS

THIRD QUARTER 2020

(unaudited, in thousands)

	September 30,	June 30,	December 31,	September 30,
	2020	2020	2019	2019
Noninterest bearing demand deposits	$1,420,853	$1,425,901	$983,307	$1,011,336
Savings and transaction accounts:
Savings deposits	289,500	274,078	234,508	237,997
Interest bearing demand deposits	1,844,211	1,774,217	1,723,937	1,650,691
Time deposits:
Deposits of $100,000 or more	965,709	907,095	910,134	1,101,730
Other time deposits	247,681	262,136	281,933	281,636
Total deposits	$4,767,954	$4,643,427	$4,133,819	$4,283,390
FHLB advances and other borrowings	85,500	110,500	170,000	30,928
Total funding sources	$4,853,454	$4,753,927	$4,303,819	$4,314,318

LAKELAND FINANCIAL CORPORATION

AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS

(UNAUDITED)

	Three Months Ended			Three Months Ended			Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/
(fully tax equivalent basis, dollars in thousands)	Balance	Income	Rate	Balance	Income	Rate	Balance	Income	Rate
Earning Assets
Loans:
Taxable (2)(3)	$4,541,608	$42,056	3.68%	$4,437,843	$42,649	3.87%	$3,991,572	$50,139	4.98%
Tax exempt (1)	15,204	130	3.40	22,568	272	4.85	24,201	292	4.78
Investments: (1)
Available-for-sale	637,523	4,359	2.72	621,134	4,442	2.88	614,784	4,509	2.91
Short-term investments	8,865	3	0.13	79,446	29	0.15	3,478	16	1.83
Interest bearing deposits	79,369	41	0.21	51,994	35	0.27	64,902	352	2.15
Total earning assets	$5,282,569	$46,589	3.51%	$5,212,985	$47,427	3.66%	$4,698,937	$55,308	4.67%
Less: Allowance for loan losses	(59,519)			(56,005)			(50,732)
Nonearning Assets
Cash and due from banks	61,656			57,157			77,921
Premises and equipment	60,554			60,815			59,268
Other nonearning assets	175,601			179,656			156,109
Total assets	$5,520,861			$5,454,608			$4,941,503

Interest Bearing Liabilities
Savings deposits	$282,456	$53	0.07%	$264,250	$59	0.09%	$235,957	$62	0.10%
Interest bearing checking accounts	1,827,061	1,405	0.31	1,842,373	1,544	0.34	1,667,690	6,712	1.60
Time deposits:
In denominations under $100,000	254,315	982	1.54	271,064	1,216	1.80	278,598	1,383	1.97
In denominations over $100,000	972,436	3,501	1.43	957,502	4,365	1.83	1,124,393	6,535	2.31
Miscellaneous short-term borrowings	22,058	51	0.92	10,852	45	1.67	18,870	113	2.38
Long-term borrowings and subordinated debentures	75,000	74	0.39	75,000	74	0.40	30,928	419	5.37
Total interest bearing liabilities	$3,433,326	$6,066	0.70%	$3,421,041	$7,303	0.86%	$3,356,436	$15,224	1.80%
Noninterest Bearing Liabilities
Demand deposits	1,401,403			1,361,643			961,070
Other liabilities	55,154			59,611			48,132
Stockholders' Equity	630,978			612,313			575,865
Total liabilities and stockholders' equity	$5,520,861			$5,454,608			$4,941,503

Interest Margin Recap
Interest income/average earning assets		46,589	3.51		47,427	3.66		55,308	4.67
Interest expense/average earning assets		6,066	0.46		7,303	0.56		15,224	1.29
Net interest income and margin		$40,523	3.05%		$40,124	3.10%		$40,084	3.38%

(1)	Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $610,000, $596,000 and $539,000 in the three-month periods ended September 30, 2020, June 30, 2020 and September 30, 2019, respectively.
(2)	Loan fees are included as taxable loan interest income. Net loan fees attributable to PPP loans were $1.87 million for the three months ended September 30, 2020 and June 30, 2020, respectively. All other loan fees were immaterial in relation to total taxable loan interest income for the periods presented.
(3)	Nonaccrual loans are included in the average balance of taxable loans.

Reconciliation of Non-GAAP Financial Measures

The allowance for loan losses to loans, excluding PPP loans and total impaired and watch list loans to total loans, excluding PPP loans are non-GAAP ratios that management believes are important because they provide better comparability to prior periods. PPP loans are fully guaranteed by the SBA and have not been allocated for within the allowance for loan losses.

A reconciliation of these non-GAAP measures is provided below (dollars in thousands).

	Three Months Ended			Nine Months Ended
	Sep. 30,	Jun. 30,	Sep. 30,	Sep 30,	Sep. 30,
	2020	2020	2019	2020	2019
Total Loans	$4,589,924	$4,490,532	$4,023,221	$4,589,924	$4,023,221
Less: PPP Loans	557,851	554,636	0	557,851	0
Total Loans, Excluding PPP Loans	$4,032,073	$3,935,896	$4,023,221	$4,032,073	$4,023,221

Allowance for Loan Losses	$60,747	$59,019	$50,628	$60,747	$50,628

Loan Loss Reserve to Loans	1.32%	1.31%	1.26%	1.32%	1.26%
Loan Loss Reserve to Loans, Excluding PPP	1.51%	1.50%	1.26%	1.51%	1.26%

	Three Months Ended			Nine Months Ended
	Sep. 30,	Jun. 30,	Sep. 30,	Sep 30,	Sep. 30,
	2020	2020	2019	2020	2019
Total Loans	$4,589,924	$4,490,532	$4,023,221	$4,589,924	$4,023,221
Less: PPP Loans	557,851	554,636	0	557,851	0
Total Loans, Excluding PPP Loans	$4,032,073	$3,935,896	$4,023,221	$4,032,073	$4,023,221

Total Impaired and Watch List Loans	$221,335	$208,190	$202,838	$221,335	$202,838

Total Impaired and Watch List Loans to Total Loans	4.82%	4.64%	5.04%	4.82%	5.04%
Total Impaired and Watch List Loans to Total Loans, Excluding PPP	5.49%	5.29%	5.04%	5.49%	5.04%

Tangible common equity, tangible assets, tangible book value per share, tangible common equity to tangible assets ratio and pre-provision net revenue are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pretax pre-provision earnings is calculated by adding net interest income to noninterest income and subtracting noninterest expense. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value including only earning assets as meaningful to an understanding of the company’s financial information.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Nine Months Ended
	Sep. 30,	Jun. 30,	Sep. 30,	Sep 30,	Sep. 30,
	2020	2020	2019	2020	2019
Total Equity	$636,839	$620,892	$584,436	$636,839	$584,436
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,176	1,181	1,191	1,176	1,191
Tangible Common Equity	633,045	617,103	580,657	633,045	580,657

Assets	$5,551,108	$5,441,092	$4,948,155	$5,551,108	$4,948,155
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,176	1,181	1,191	1,176	1,191
Tangible Assets	5,547,314	5,437,303	4,944,376	5,547,314	4,944,376

Ending common shares issued	25,419,814	25,412,014	25,623,016	25,419,814	25,623,016

Tangible Book Value Per Common Share	$24.90	$24.28	$22.66	$24.90	$22.66

Tangible Common Equity/Tangible Assets	11.41%	11.35%	11.74%	11.41%	11.74%

Net Interest Income	$39,913	$39,528	$39,545	$118,295	$116,165
Plus: Noninterest income	13,115	11,169	10,765	35,061	33,878
Less: Noninterest expense	(23,125)	(21,079)	(22,737)	(66,293)	(67,302)

Pretax Pre-Provision Earnings	$29,903	$29,618	$27,573	$87,063	$82,741

Net interest margin on a fully-tax equivalent basis, net of PPP loan impact, is a non-GAAP measure that management believes is important because it provides for better comparability to prior periods. Because PPP loans have a low fixed interest rate of 1.0% and because the accretion of net loan fee income can be accelerated upon borrower forgiveness and repayment by the SBA, management is actively monitoring net interest margin on a fully tax equivalent basis with and without PPP loan impact for the duration of this program.

A reconciliation of this non-GAAP financial measure is provided below (dollars in thousands).

Impact of Paycheck Protection Program on Net Interest Margin FTE

	Three Months Ended		Nine Months Ended
	Sep. 30,	Sep. 30,	Sep. 30,	Sep. 30,
	2020	2019	2020	2019
Total Average Earnings Assets	$5,282,569	$4,698,937	$5,078,509	$4,625,820
Less: Average Balance of PPP Loans	557,290	0	339,149	0
Total Adjusted Earning Assets	4,725,279	4,698,937	4,739,360	4,625,820

Total Interest Income FTE	$46,589	$55,308	$145,045	$164,449
Less: PPP Loan Income	(3,294)	0	(6,323)	0
Total Adjusted Interest Income FTE	43,295	55,308	138,722	164,449

Adjusted Earning Asset Yield, net of PPP Impact	3.65%	4.67%	3.91%	4.75%

Total Average Interest Bearing Liabilities	$3,433,326	$3,356,436	$3,393,274	$3,408,766
Less: Average Balance of PPP Loans	557,290	0	339,149	0
Total Adjusted Interest Bearing Liabilities	3,990,616	3,356,436	3,732,423	3,408,766

Total Interest Expense FTE	$6,066	$15,224	$24,954	$46,733
Less: PPP Cost of Funds	(350)	0	(635)	0
Total Adjusted Interest Expense FTE	5,716	15,224	24,319	46,733

Adjusted Cost of Funds, net of PPP Impact	0.48%	1.29%	0.69%	1.35%

Net Interest Margin FTE, net of PPP Impact	3.17%	3.38%	3.22%	3.40%

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